Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Mike Falvey	Teresa Prego
VP, CFO	Media Inquiries
(617) 559-7363	(617) 559-7290
FOR IMMEDIATE RELEASE
Wednesday, October 29, 2008
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR THIRD QUARTER ENDED SEPTEMBER 27, 2008
Highlights of Q3 2008 Compared with Q3 2007
•	Sensor revenue increased 9% to $21.0 million

•	Worldwide installed base of BIS monitors and modules increased 18% to more than 53,600 units

•	GAAP operating loss was $2.1 million in Q3 2008 compared with an operating loss of $46,000 in Q3 2007

•	Non-GAAP operating loss was $0.2 million in Q3 2008 compared with operating income of $2.1 million in Q3 2007

•	Other income includes a $5.9 million gain from the Company’s repurchase of its convertible notes

•	GAAP net income was $1.0 million, or $0.06 per diluted share in Q3 2008, compared with a net loss of $0.2 million, or $0.01 per share in Q3 2007

•	Non-GAAP net income (which is exclusive of stock-based compensation) was $2.3 million in Q3 2008, or $0.12 per diluted share, compared with $1.6 million, or $0.09 per diluted share in Q3 2007
Norwood, Mass., October 29, 2008— Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $24.8 million for Q3 2008, a 9% increase from $22.6 million in Q3 2007.
With the adoption of Statement of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (United States generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q3 2008 include the following:
•	Gross margin was 75.3% compared with 75.6% in Q3 2007;

•	Operating expenses were $20.8 million, an increase of 21% compared with $17.1 million in Q3 2007 as 2008 spending reflects the costs associated with our sales force expansion which we announced in Q2 2008;

•	Other income includes a gain of $5.9 million on the Company’s repurchase at a discount of $15.0 million in principal amount of its convertible notes; and

•	Net income was $1.0 million, or $0.06 per diluted share, compared with a loss of $0.2 million, or $0.01 per share in Q3 2007.
Key non-GAAP operating results for Q3 2008 include the following:
•	Gross margin was 75.9% compared with 76.2% in Q3 2007;

•	Operating expenses were $19.0 million, an increase of 26% compared with $15.1 million in Q3 2007 as 2008 spending reflects the costs associated with our sales force expansion which we announced in Q2 2008;

•	Other income includes a gain of $5.9 million on the Company’s repurchase at a discount of $15.0 million in principal amount of its convertible notes; and

•	Net income was $2.3 million, or $0.12 per diluted share, compared with $1.6 million, or $0.09 per diluted share in Q3 2007.
“Although we fell short of our expectations for sensor growth in the U.S., we remain pleased with international sensor growth and worldwide growth in our installed base. In addition, we are pleased with the progress we have made to date in expanding our U.S. sales force. We believe this positions us to grow our business in the coming year and support our customers in a challenging economic environment,” said Nassib Chamoun, president and ceo of Aspect.
“We also believe that our position as market leader, the importance of relatively inexpensive disposables as the primary source of our revenue and profits, and strong balance sheet and cash position puts us in a comparatively strong position. Having said that, even if the economic climate continues to deteriorate, we are committed to our goal of operating on a profitable basis regardless.”
“Finally, we were energized by the recent annual meeting of the ASA. We believe that what we saw — the continued focus on the role of anesthetic management, including BIS monitoring, on long-term patient outcomes — will inevitably lead to wider adoption of our technology.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. total revenue was $17.3 million for Q3 2008, and $51.7 million year-to-date Q3 2008, an increase of 4% and a decrease of 7% over comparable periods in 2007, respectively. U.S. product revenue was $17.3 million for Q3 2008, and $51.7 million year-to-date Q3 2008, an increase of 4% and 2% over comparable periods in 2007, respectively. U.S. sensor revenue increased 5% in Q3 2008 compared with Q3 2007 due to a 5% increase in sensor unit volume. U.S. equipment revenue declined by 6% in Q3 2008 as expected, due to a strategic shift of our sales organization focused on developing stronger utilization among our existing customer base. The Q3 2008 decline in U.S. equipment revenue was primarily the result of a 27% reduction in monitor and module units sold, partially offset by a 48% increase in other equipment revenue. The Company had no strategic alliance revenue in 2008 compared with $5.2 million year-to-date Q3 2007 due to the termination and repurchase agreement entered into with Boston Scientific in 2007, which terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM product development agreement and the 2005 neurosciences strategic alliance.

Aspect Medical Systems, Inc.

International revenue was $7.4 million for Q3 2008, and $22.6 million year-to-date Q3 2008, an increase of 24% and 28% over comparable periods in 2007, respectively. International sensor revenue increased by 23% compared with Q3 2007. The increase in sensor revenue resulted primarily from a 20% increase in sensor unit volume. International equipment revenue increased by 27% in Q3 2008 due to an increase of 44% in monitor and module units sold and a 7% increase in other equipment revenue.
Gross Margin and Operating Expenses
GAAP gross margin declined to 75.3% in Q3 2008 as compared with 75.6% in Q3 2007. Non-GAAP gross margin declined to 75.9% in Q3 2008 as compared with 76.2% in Q3 2007. These changes were principally the result of an increase in the mix of low margin OEM module sales in our total equipment sales.
Total GAAP and non-GAAP operating expenses increased by 21% and 26%, respectively, in Q3 2008 compared with Q3 2007. The increase in total GAAP and non-GAAP operating expenses was due primarily to increases in sales and marketing expenses as part of our domestic sales force expansion and retention plans as well as growth in international sales and marketing programs.
Other Income
Interest income was $0.9 million in Q3 2008, a decline of 43% compared with Q3 2007 due to a decline in the balances of cash, cash equivalents and marketable securities primarily as the result of our repurchases of a portion of our convertible notes during 2008, and reduced investment return rates. Interest expense was $0.8 million in Q3 2008, compared to $0.9 million in Q3 2007. The decrease was due to the reduction of outstanding convertible debt for the comparable periods. Other income includes a $5.9 million gain from the Company’s repurchase at a discount of $15.0 million in principal of its convertible notes partially offset by a $0.8 million impairment charge resulting from an other than temporary decline in value of the Company’s investment portfolio resulting from the Q3 bankruptcy of an investment banking institution whose security was held in the portfolio.
Income Taxes
In Q3 2008, the Company recognized income tax expense of approximately $1.9 million on a GAAP basis and $2.5 million on a non-GAAP basis. This translates to a Q3 effective tax rate of 64% for GAAP and 53% for non-GAAP. The year-to-date Q3 2008 effective tax rates are 57% on a GAAP basis and 43% on a non-GAAP basis. The Q3 2008 effective tax rates are higher than the year-to-date effective tax rates due to the inability to record a tax benefit in Q3 2008 for the $0.8 million impairment charge on our investment portfolio. The GAAP effective tax rates are higher than the non-GAAP effective tax rates because of the tax treatment of incentive stock options (or ISOs). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.
Liquidity and Capital Resources
At September 27, 2008, the Company had cash, cash equivalents, restricted cash and marketable securities of $99.5 million compared with $109.5 million at December 31, 2007. The Company had debt at September 27, 2008 in the form of $100.0 million aggregate principal amount of 2.50% convertible senior notes due 2014. This amount decreased from $125.0 million at December 31, 2007 due to the Company’s repurchase of an aggregate amount of $25.0 million in principal of the convertible notes during Q2 2008 and Q3 2008 at an aggregate repurchase price of $14.2 million.

Aspect Medical Systems, Inc.

Outlook for the Fourth Quarter of 2008
The Company’s outlook for the fourth quarter of 2008 is as follows:
•	Total revenue and product revenue is expected to be within a range of $24.5 million to $26.0 million;

•	GAAP net loss per share is expected to be within a range of ($0.11) to ($0.16); and

•	Non-GAAP net loss per share is expected to be within a range of ($0.03) to ($0.07).
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q3 2008 and guidance for Q4 2008.
Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options and restricted stock and other stock awards is excluded from our non-GAAP costs of revenue, non-GAAP gross profit, non-GAAP gross profit margin percent, non-GAAP product margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP (loss) income from operations, non-GAAP operating margin, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income, non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and stock awards under SFAS No.123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, there exists complexity and considerable judgment involved in calculating their values, and they have in the past and are expected in the future to be driven by a different set of factors than other expenses in this category.
•	The manner in which management uses the Non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three and nine months ended September 27, 2008 and September 29, 2007 and expected net income per fully diluted share for the fourth quarter of 2008 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three and nine months ended September 27, 2008 and September 29, 2007. Costs of revenue, gross profit, gross profit margin percent, total operating expenses (research and development, sales and marketing, general and administrative), operating (loss) income, operating margin, income before income tax, net income before taxes per share, income

Aspect Medical Systems, Inc.

tax expense, effective income tax rate, net income (loss) and net income (loss) per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by shared-based compensation. Because management reviews these financial measures calculated without taking into account the effects of SFAS No.123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (costs of revenue, gross profit margin, product margin, total operating expenses (research and development, sales and marketing, general and administrative), operating (loss) income, operating margin, income before income tax, net income before taxes per share, income tax expense, effective income tax rate, net income (loss) and EPS), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
•	The economic substance behind management’s decision to use such Non-GAAP financial measures:
The Company discloses non-GAAP information to the public from time to time to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	Why management believes the Non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and we discuss each of these items with investors periodically on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
•	The material limitations associated with use of Non-GAAP financial measures compared with the use of the most directly comparable GAAP financial measures:

Aspect Medical Systems, Inc.

The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
•	The manner in which management compensates for these limitations when using Non-GAAP financial measures:
Management takes into consideration this aspect of the non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the third fiscal quarter of 2008 and management’s outlook for the fourth fiscal quarter of 2008 at 10:00 a.m. Eastern Time today, Wednesday, October 29, 2008. The call can be accessed live by dialing 1-866-314-5232 (domestic), 1-617-213-8052 (international), passcode 91737936, or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until November 5, 2008, by dialing 1-888-286-8010 (domestic), or 1-617-801-6888 (international), access code 83225044. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 29 million patients and has been the subject of over 3,100 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2008 U.S News and World Report ranking of America’s Best Hospitals and in approximately 68 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with nine leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve risks and uncertainties, including without limitation statements with respect to the potential benefits and expected outcomes of the Company’s sales force expansion program, the Company’s positioning to grow its business, support its customers and continue to operate on a profitable basis, the potential benefits of the continued focus on the role of anesthetic management, including BIS monitoring, on long-term patient outcomes, as well as its guidance with respect to total revenue, product revenue and net income (loss) and net income per fully diluted share for the fourth quarter of 2008 on both a GAAP and non-GAAP basis. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force or successfully implement its sales and marketing strategies. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA and currently available for sale. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and future products based upon its neuroscience technology. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2008, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Nine Months Ended
	September 27,		September 29,	September 27,	September 29,
	2008		2007	2008	2007
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Product revenue	$24,758		$22,632	$74,371	$68,146
Strategic alliance revenue	—		—	—	5,246

Total revenue	24,758		22,632	74,371	73,392

Costs of revenue	6,104		5,533	18,943	17,379

Gross profit	18,654		17,099	55,428	56,013

% of revenue	75.3%		75.6%	74.5%	76.3%

Operating expenses:
Research and development	4,183		3,820	12,056	12,234
Sales and marketing	12,687		9,669	34,561	29,913
General and administrative	3,920		3,656	12,034	11,336

Total operating expenses	20,790		17,145	58,651	53,483

(Loss) income from operations	(2,136)		(46)	(3,223)	2,530

Other income (expense):
Interest income	867		1,517	3,248	3,519
Interest expense	(849)		(944)	(2,725)	(1,059)
Other income, net	5,041		—	8,981	—

Income before income taxes	2,923		527	6,281	4,990

Income tax provision	1,883		683	3,577	3,142

Net income (loss)	$1,040		$(156)	$2,704	$1,848

Net income (loss) per share:
Basic	$0.06		$(0.01)	$0.16	$0.09
Diluted	$0.06	(A)	$(0.01)	$0.16	$0.09

Shares used in computing net income (loss) per share:
Basic	17,317		17,230	17,228	20,485
Diluted	23,254		17,230	17,373	21,137

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Nine Months Ended
	September 27,	September 29,	%	September 27,	September 29,	%
	2008	2007	Change	2008	2007	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$20,788	$19,031	9%	$62,819	$55,148	14%

Monitors	1,847	2,090	(12%)	5,888	7,969	(26%)
Modules	1,227	833	47%	3,194	2,806	14%
Other Equipment	896	678	32%	2,470	2,223	11%

Equipment	3,970	3,601	10%	11,552	12,998	(11%)

Total product revenue	24,758	22,632	9%	74,371	68,146	9%
Strategic alliance	—	—		—	5,246	(100%)

Total Worldwide	$24,758	$22,632	9%	$74,371	$73,392	1%

DOMESTIC
Sensors	$15,647	$14,853	5%	$47,515	$43,503	9%
Monitors	796	1,090	(27%)	1,965	4,814	(59%)
Modules	279	297	(6%)	843	980	(14%)
Other Equipment	615	415	48%	1,424	1,194	19%

Equipment	1,690	1,802	(6%)	4,232	6,988	(39%)

Total Product revenue	17,337	16,655	4%	51,747	50,491	2%
Strategic alliance	—	—		—	5,246	(100%)

Total Domestic	$17,337	$16,655	4%	$51,747	$55,737	(7%)

INTERNATIONAL
Sensors	$5,141	$4,178	23%	$15,304	$11,645	31%
Monitors	1,051	1,000	5%	3,923	3,155	24%
Modules	948	536	77%	2,351	1,826	29%
Other Equipment	281	263	7%	1,046	1,029	2%

Equipment	2,280	1,799	27%	7,320	6,010	22%

Total International	$7,421	$5,977	24%	$22,624	$17,655	28%

UNITS
WORLDWIDE
Sensors	1,514,000	1,377,000	10%	4,575,000	3,945,000	16%
Monitors	599	741	(19%)	1,986	2,548	(22%)
Modules (a)	1,510	1,017	48%	4,294	3,547	21%
Installed Base (b)				53,630	45,344	18%

DOMESTIC
Sensors	945,000	903,000	5%	2,885,000	2,644,000	9%
Monitors	204	345	(41%)	539	1,371	(61%)
Modules (a)	230	249	(8%)	754	878	(14%)
Installed Base (b)				30,556	26,707	14%

INTERNATIONAL
Sensors	569,000	474,000	20%	1,690,000	1,301,000	30%
Monitors	395	396	0%	1,447	1,177	23%
Modules (a)	1,280	768	67%	3,540	2,669	33%
Installed Base (b)				23,074	18,637	24%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

GAAP costs of revenue	$6,104	$5,533	$18,943	$17,379
Stock-based compensation expense	(127)	(145)	(370)	(431)

Non-GAAP costs of revenue	$5,977	$5,388	$18,573	$16,948

GAAP gross profit margin	$18,654	$17,099	$55,428	$56,013
Stock-based compensation expense	127	145	370	431

Non-GAAP gross profit margin	$18,781	$17,244	$55,798	$56,444

GAAP profit margin percent	75.3%	75.6%	74.5%	76.3%
Stock-based compensation expense	0.6%	0.6%	0.5%	0.6%

Non-GAAP profit margin percent	75.9%	76.2%	75.0%	76.9%

GAAP product margin percent	75.3%	75.6%	74.5%	74.5%
Stock-based compensation expense	0.6%	0.6%	0.5%	0.6%

Non-GAAP product margin percent	75.9%	76.2%	75.0%	75.1%

GAAP research and development expenses	$4,183	$3,820	$12,056	$12,234
Stock-based compensation expense	(489)	(502)	(1,445)	(1,516)

Non-GAAP research and development expenses	$3,694	$3,318	$10,611	$10,718

GAAP sales and marketing expenses	$12,687	$9,669	$34,561	$29,913
Stock-based compensation expense	(627)	(805)	(1,972)	(2,402)

Non-GAAP sales and marketing expenses	$12,060	$8,864	$32,589	$27,511

GAAP general and administrative expenses	$3,920	$3,656	$12,034	$11,336
Stock-based compensation expense	(647)	(727)	(1,975)	(2,184)

Non-GAAP general and administrative expenses	$3,273	$2,929	$10,059	$9,152

GAAP total operating expenses	$20,790	$17,145	$58,651	$53,483
Stock-based compensation expense	(1,763)	(2,034)	(5,392)	(6,102)

Non-GAAP total operating expenses	$19,027	$15,111	$53,259	$47,381

GAAP (loss) income from operations	$(2,136)	$(46)	$(3,223)	$2,530
Stock-based compensation expense	1,890	2,179	5,762	6,533

Non-GAAP (loss) income from operations	$(246)	$2,133	$2,539	$9,063

GAAP operating margin	(8.6%)	(0.2%)	(4.3%)	3.4%
Stock-based compensation expense	7.6%	9.6%	7.7%	8.9%

Non-GAAP operating margin	(1.0%)	9.4%	3.4%	12.3%

GAAP income before income tax	$2,923	$527	$6,281	$4,990
Stock-based compensation expense	1,890	2,179	5,762	6,533

Non-GAAP income before income tax	$4,813	$2,706	$12,043	$11,523

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended			Nine Months Ended
	September 27,		September 29,	September 27,	September 29,
	2008		2007	2008	2007

GAAP income before taxes per diluted share	$0.16	(A)	$0.03	$0.36	$0.24
Stock-based compensation expense	0.08		0.13	0.33	0.31

Non-GAAP income before taxes per diluted share	$0.24	(A)	$0.16	$0.69	$0.55

GAAP income tax expense	$1,883		$683	$3,577	$3,142
Stock-based compensation expense	654		401	1,631	1,202

Non-GAAP income tax expense	$2,537		$1,084	$5,208	$4,344

GAAP effective income tax rate	64%		130%	57%	63%
Stock-based compensation expense	(11%)		(90%)	(14%)	(25%)

Non-GAAP effective income tax rate	53%		40%	43%	38%

GAAP net income (loss)	$1,040		$(156)	$2,704	$1,848
Stock-based compensation expense	1,236		1,778	4,131	5,331

Non-GAAP net income	$2,276		$1,622	$6,835	$7,179

GAAP diluted earnings (loss) per share	$0.06	(A)	$(0.01)	$0.16	$0.09
Stock-based compensation expense	0.06		0.10	0.23	0.25

Non-GAAP diluted earnings per share	$0.12	(A)	$0.09	$0.39	$0.34

(A)	Includes adjustment of net income for the interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Guidance for Q4 2008

GAAP net loss per share	($0.11) — ($0.16)

Stock-based compensation expense per share	$0.08 — $0.09

Non-GAAP net loss per share	($0.03) — ($0.07)

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 27,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents, and marketable securities (A)	$85,130	$101,962
Accounts receivable, net	13,252	12,544
Inventory, net	7,529	7,113
Deferred tax assets	4,729	4,729
Other current assets	4,400	4,150

Total current assets	115,040	130,498

Property and equipment, net	8,121	8,455
Restricted cash and long-term marketable securities (A)	14,409	7,522
Deferred financing fees	2,979	4,213
Long-term deferred tax assets	17,049	20,171
Other assets	1,703	2,618

Total assets	$159,301	$173,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,957	$11,559
Other current liabilities	183	115

Total current liabilities	14,140	11,674

Other long-term liabilities	193	128
Long-term debt	100,000	125,000
Stockholders’ equity	44,968	36,675

Total liabilities and stockholders’ equity	$159,301	$173,477

(A)	Investments with maturities beyond twelve months are included in long-term investments.